                                                              EXHIBIT 11.1

                            PAMECO CORPORATION

              COMPUTATION OF HISTORICAL NET INCOME PER SHARE

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
                                                              YEAR ENDED
                                                       -------------------------
                                                       FEBRUARY 29, FEBRUARY 28,
                                                           1996         1997
                                                       ------------ ------------
                                                       (IN THOUSANDS, EXCEPT PER
                                                            SHARE AMOUNTS)
Primary and fully diluted:
Weighted average common stock and common stock equiv-
 alents outstanding during the period................      6,250        5,910
Effect of common stock equivalents issued subsequent
 to March 26, 1996 computed in accordance with the
 treasury stock method as required by the SEC(1).....        348          348
                                                          ------      -------
    Total............................................      6,598        6,258
                                                          ======      =======
Net income...........................................     $5,494      $10,732
                                                          ======      =======
Historical net income per share of common stock(1)...     $ 0.83      $  1.71
                                                          ======      =======
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(1) Pursuant to SEC Staff Accounting Bulletin No. 83, common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included in historical earnings per share as if outstanding for all periods presented (using the treasury stock method at the assumed initial public offering price).